Exhibit 99.1

OPNET Announces Results for Third Quarter of Fiscal 2007

Record revenue of $24.5 million

Earnings per share of $0.14

BETHESDA, MD – January 31, 2007 – OPNET Technologies, Inc. (NASDAQ: OPNT), a leading provider of management software for networks and applications, today announced that quarterly revenue for the third fiscal quarter, ended December 31, 2006, was $24.5 million, compared to $20.1 million for the same quarter in the prior fiscal year. Earnings per share on a diluted basis for the third quarter of fiscal 2007 were $0.14, compared to $0.06 for the same quarter in the prior fiscal year.

Marc A. Cohen, OPNET’s Chairman and CEO, stated, “I am very pleased to report that during fiscal Q3 we recorded our sixth consecutive quarter of record revenue, which enabled us to record $19.4 million of gross profit and achieve double-digit operating margin of 11.1%. We also ended the quarter with record deferred revenue of $20 million and increased our cash, cash equivalents and marketable securities to $91.1 million.”

Financial Highlights for the Third Quarter of Fiscal Year 2007

•	Grew revenue year-over-year 22% to $24.5 million from $20.1 million for the same quarter of fiscal 2006. Revenue for the quarter grew sequentially 3.8% from $23.6 million for the second quarter of fiscal 2007.

•	Grew license revenue year-over-year 30.1% to $11 million from $8.4 million for the same quarter of fiscal 2006. License revenue for the quarter decreased sequentially 1.9% to $11 million from $11.2 million for the second quarter of fiscal 2007.

•	Achieved record deferred revenue of $20 million, up sequentially from $19.6 million.

•	Improved our gross profit sequentially to $19.4 million during the third quarter of fiscal 2007 from $18.7 million in the second quarter of fiscal 2007.

•	Improved our operating income to $2.7 million, which represents a $937 thousand increase from the second quarter of fiscal 2007.

Mr. Cohen continued, “Legislation passed during fiscal Q3 that retroactively reinstated the Research and Development Tax Credit back to January 1, 2006. We adjusted our tax provision during the quarter to reflect the estimated tax benefit of this credit back to January 1, 2006. The sequential decrease in our effective tax rate from 38% in Q2 to 18.8% this quarter was primarily the result of adjusting our Q3 tax provision for this credit.”

Fourth Quarter Fiscal Year 2007 Financial Outlook

OPNET currently expects fiscal 2007 fourth quarter revenue to be between $23.5 and $25.5 million, and earnings per share to be between $0.04 and $0.10. These estimates represent management’s current expectations about the Company’s future financial performance, based on information available at this time.

OPNET will hold an investor conference call on Wednesday, January 31, 2007 at 5:00 pm Eastern Time to discuss the overall results of Q3.

To listen to the OPNET investor conference call:

•	Dial 877-407-9205 in the U.S. or 201-689-8054 for international callers, or

•	Use the webcast at www.opnet.com, or at www.investorcalendar.com (click on OPNT under “VCalls by Date”). Investors are advised to go to the web site at least 15 minutes early to register, download, and install any necessary audio software.

To listen to the archived call:

•	Dial the replay phone number at 877-660-6853 or 201-612-7415 for international callers. For replay, enter account # 286, conference ID # 227468. The replay will be available from 7:00 pm Eastern Time January 31st through 11:59 pm Eastern Time February 6th.

•	The webcast will be available at www.opnet.com or at www.investorcalendar.com, archived for seven days.

About OPNET Technologies, Inc.

Founded in 1986, OPNET Technologies, Inc. (NASDAQ:OPNT) is a leading provider of management software for networks and applications. For more information about OPNET and its products, visit www.opnet.com.

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OPNET and OPNET Technologies, Inc. are trademarks of OPNET Technologies, Inc. All other trademarks are the property of their respective owners.

Statements in this press release that are not purely historical facts may constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. OPNET Technologies, Inc. (“OPNET”) assumes no obligation to update statements. Forward-looking statements are predictions based upon information available to OPNET as of the date of this press release and involve risks and uncertainties; therefore, actual events or results may differ materially. For a discussion of risk factors, see OPNET’s reports, including its most recent 10-Q and 10-K, filed with the Securities & Exchange Commission.

Note to editors: The word OPNET is spelled with all upper-case letters.

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OPNET Media Contact:	OPNET Investor Relations:
Margarita Castillo	Mel Wesley
OPNET Technologies, Inc.	OPNET Technologies, Inc.
(240) 497-3000	(240) 497-3000
Media@opnet.com	ir@opnet.com

OPNET TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2006	2005	2006	2005
Revenue:
New software licenses	$10,974	$8,436	$32,483	$22,646
Software license updates and technical support	7,185	6,198	20,622	17,922
Professional services	6,363	5,464	17,666	14,271

Total revenue	24,522	20,098	70,771	54,839

Cost of revenue:
New software licenses	197	184	518	546
Software license updates and technical support	752	639	2,220	1,932
Professional services	4,033	3,517	11,556	9,961
Amortization of acquired technology	182	192	559	575

Total cost of revenue	5,164	4,532	14,853	13,014

Gross profit	19,358	15,566	55,918	41,825

Operating expenses:
Research and development	5,512	4,608	16,101	13,796
Sales and marketing	8,259	6,813	25,226	18,989
General and administrative	2,854	3,826	8,242	9,867

Total operating expenses	16,625	15,247	49,569	42,652

Income (loss) from operations	2,733	319	6,349	(827)
Interest and other income, net	993	746	2,884	1,873

Income before provision for income taxes	3,726	1,065	9,223	1,046
Provision (benefit) for income taxes	702	(101)	2,847	(106)

Net income	$3,024	$1,166	$6,386	$1,152

Basic net income per common share	$0.15	$0.06	$0.32	$0.06

Diluted net income per common share	$0.14	$0.06	$0.30	$0.06

Basic weighted average common shares outstanding	20,365	20,229	20,270	20,345

Diluted weighted average common shares outstanding	21,387	20,523	21,125	20,607

OPNET TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

(unaudited)

	December 31, 2006	March 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$36,913	$66,710
Marketable securities	54,200	19,151
Accounts receivable	16,928	12,765
Unbilled accounts receivable	3,481	2,616
Deferred income taxes, prepaid expenses and other current assets	3,639	2,339

Total current assets	115,161	103,581

Property and equipment, net	6,409	6,088
Intangible assets, net	1,063	1,240
Goodwill	14,639	14,639
Deferred income taxes and other assets	1,922	1,799

Total assets	$139,194	$127,347

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$278	$1,019
Accrued liabilities	7,264	8,539
Deferred and accrued income taxes	283	527
Notes payable	—	47
Deferred rent	—	89
Deferred revenue	19,377	15,800

Total current liabilities	27,202	26,021

Accrued liabilities	189	—
Notes payable	—	103
Deferred rent	1,215	1,033
Deferred revenue	652	779
Deferred income taxes	15	13

Total liabilities	29,273	27,949

Stockholders’ equity:
Common stock	27	27
Additional paid-in capital	84,869	80,984
Deferred compensation	—	(393)
Retained earnings	33,236	26,850
Accumulated other comprehensive income (loss)	361	(345)
Treasury stock, at cost	(8,572)	(7,725)

Total stockholders’ equity	109,921	99,398

Total liabilities and stockholders’ equity	$139,194	$127,347

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